Exhibit 99.1

NEWS RELEASE

CONTACTS:

Wayne Whitener

Chief Executive Officer

TGC Industries

(972) 881-1099

Jack Lascar, Partner

Karen Roan, SVP

FOR IMMEDIATE RELEASE

DRG&E (713) 529-6600

TGC Industries Files Registration Statement

for Proposed Common Stock Offering

PLANO, TEXAS – SEPTEMBER 1, 2005 – TGC Industries, Inc. (AMEX: TGE) today announced that it has filed a registration statement with the Securities and Exchange Commission (SEC) for a proposed offering of 5.5 million shares of the Company’s common stock.

The Company intends to use the net proceeds from the offering to repurchase stock purchase warrants exercisable into 3,516,645 shares of its common stock, to purchase an additional ARAM ARIES recording system and other peripheral seismic equipment and for working capital and general corporate purposes.

Oppenheimer & Co. Inc. is acting as book-running manager of the offering, and Sanders Morris Harris is acting as co-manager.  A copy of the prospectus for this offering, when available, may be obtained from Oppenheimer & Co. Inc., 125 Broad Street, 16th Floor, New York, NY 10004, and from Sanders Morris Harris, 600 Travis St., Suite 3100, Houston, TX 77002.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

TGC Industries, Inc., based in Plano, Texas, is one of the leading providers of seismic data acquisition services throughout the continental United States.

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this press release regarding the Company are forward looking statements. There can be no assurance that this offering will actually be finalized or that the proceeds will be used in the manner indicated above.

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